Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO REPORTS SUCCESSFUL DRILLING
ON ITS NORTHERN ANADARKO SHELF ACREAGE
Additional Drilling Scheduled This Year for Both Oklahoma and Texas

DENVER, COLORADO, July 14, 2005 – CREDO Petroleum Corporation (NASDAQ: CRED) today updated its drilling results in Oklahoma.

In Harper County, the Easterwood #2-23 is the fourth well drilled on the Dunlap portion of the company’s 14,000 gross acre Sand Creek Prospect. As previously reported, the 7,400-foot well encountered 11 feet of productive Morrow sand which did not require fracture stimulation prior to production. Pipeline sales commenced in late May. The well is currently producing on a 16/64ths-inch choke at a daily rate of 3.1 MMcfg (million cubic feet of gas) and 41 barrels of oil. Reservoir pressure is virgin indicating discovery of a new Morrow channel system. This well is approximately one half mile east of the company’s Easterwood #11-23, an excellent well having produced 850 MMcfg in 22 months. An offset well is planned for later in the year. The company owns a 24% working interest.

Eighteen miles to the south in Ellis County, the Freeman #1-32 well is the third well drilled on the company’s 1,280 gross acre Gage Prospect. As previously reported, the 9,125-foot well encountered 25 feet of Morrow sand. The well was recently connected for pipeline sales. The lower 12-foot zone has been fracture stimulated and tested. It produced at a stabilized daily rate of 875 Mcfg (thousand cubic feet of gas), three barrels of oil, and five to ten barrels of load water. A second 13-foot zone has recently been fracture stimulated and is currently producing up the casing at daily rates of 1.1 to 1.4 MMcfg, three to five barrels of oil and five to ten barrels of load water. Production from both zones is expected to be combined after testing of the upper zone is completed. The well is located about one mile northeast of the company’s recently announced Skyler and Connor wells. CREDO owns a 30% working interest in the Freeman and 50% in both the Skyler and Connor wells. Additional drilling is expected on the prospect.

James T. Huffman, President, said, “Our Northern Anadarko Shelf acreage continues to yield good drilling results. Over the past five years, we have drilled over 70 wells on the acreage. Two of the most recent wells, the Skyler #1-6 and the Easterwood #2-23, appear to be among the best of these wells and demonstrate that the acreage continues to have excellent potential.”

Approximately 30 miles to the north, the Owens #2R-21 is the fifth well on the company’s 2,560 gross acre Buffalo Creek Prospect. The well is currently drilling at 6,400 feet and is projected to 6,900 feet. It is an offset to the company’s Owens #1-21 discovery well which was drilled in mid-2004 and has produced 23,000 barrels of oil and 23 MMcfg from the Oswego formation. The Owens #2R-21 will test the Oswego, Morrow and Chester formations. CREDO is the operator and owns a 31% working interest. Additional wells are planned for the prospect.

After completion of the Owens #2R-21, the rig will move 13 miles southeast to drill the third wildcat well on the company’s 4,500 gross acre Glacier prospect. The Ruby State #1-27 is projected for 7,550 feet to test the Morrow formation. As previously reported, the Glacier #1-34, located three-quarters mile to the south, found a Morrow channel system that contained superb sand quality and virgin pressure. The well produced at very high initial rates but pressures and production declined rapidly indicating that the sands are boundary restricted, most likely by faulting. The company’s experience in the area is that high quality sands similar to those found in the Glacier #1-34 should extend over a much larger area within a channel system. The Ruby State #1-27 will attempt to extend the Morrow channel sands north from the Glacier #1-34 well. The company owns a 57% working interest and is the operator.

After the Ruby State, the rig will move seven miles to the southwest to drill the third well on the Rodeo portion of the Company’s 14,000 gross acre Sand Creek Prospect. The Rosalee #2-9 will be drilled as an east offset to a recently completed Morrow and Chester producer. The well is projected to 7,800 feet and will test the Morrow and Chester formations. CREDO is the operator and owns a 26% working interest.

Huffman further stated, “We are also pleased with the progress on our new South Texas 3-D seismic exploration program. Several prospects have been identified and leasing is in progress. It is likely that one or two wells will be drilled on the project late this year.”

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Contact:	David W. Vreeman
Vice President & CFO
303-297-2200
Web Site:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Small-Cap Issues” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.